Exhibit 10.50

Building Materials Holding Corporation

2005 Deferred Compensation Plan

for Directors

(Amended and Restated 2007, Effective as of January 1, 2005)

TAX ADVICE DISCLAIMER: Any statements regarding tax matters made herein, including any attachments, cannot be relied upon by any person to avoid tax penalties and are not intended to be used or referred to in any marketing or promotional materials. To the extent this communication contains a tax statement or tax advice, Holme Roberts & Owen LLP does not and will not impose any limitation on disclosure of the tax treatment or tax structure of any transactions to which such tax statement or tax advice relates.

Deferred Compensation Plan for Directors

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4.6	Payment upon Death	10
4.7	Designation of Beneficiary	10
4.8	Administration of Payments	10
4.9	Permitted Acceleration of Payments	10
4.10	Permitted Delay of Payments	11

ARTICLE 5. TRUST AND INVESTMENT		12
5.1	Accounts	12
5.2	Participants’ Rights Unsecured	12
5.3	Trust Agreement	12
5.4	Crediting and Debiting of Account	12
5.5	Voting of Stock Held in Stock Accounts	13

ARTICLE 6. AMENDMENT AND TERMINATION		14
6.1	Amendment	14
6.2	Termination	14

ARTICLE 7. ADMINISTRATION		14
7.1	Administration	14
7.2	Applying for Benefits	14
7.3	Liability of Committee; Indemnification	16
7.4	Expenses	16

ARTICLE 8. GENERAL AND MISCELLANEOUS		16
8.1	Rights Against the Company	16
8.2	Assignment or Transfer	17
8.3	Severability	17
8.4	Construction	17
8.5	Governing Law	17
8.6	Payment Due to Incompetence	17
8.7	Taxes	17
8.8	Insurance	17
8.9	Attorney’s Fees	18
8.10	Plan Binding on Successors and Assignees	18

Attachment  Acknowledgment

Deferred Compensation Plan for Directors

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BUILDING MATERIALS HOLDING CORPORATION
2005 DEFERRED COMPENSATION PLAN
FOR DIRECTORS

Building Materials Holding Corporation, a Delaware corporation (the “Company”) hereby establishes an unfunded plan for the purpose of providing deferred compensation for a select group of non-employee directors and management consultants in compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”).

RECITALS

WHEREAS, the Participants identified by the Compensation Committee of the Board of Directors of the Company, or any other committee designated by the Board of Directors of the Company to administer the Plan in accordance with Article 8 of the Plan (the “Committee”), as eligible to participate in the Plan (each a “Participant,” or collectively the “Participants”) provide services to the Company; and

WHEREAS, the Company desires to continue to maintain an unfunded deferred compensation plan and the Participants desire the Company to pay certain deferred compensation and/or related benefits to or for the benefit of the Participants, or a designated Beneficiary, or both;

WHEREAS, the Company established this deferred compensation plan with respect to compensation earned on or after January 1, 2005 to comply with Code Section 409A;

NOW, THEREFORE, the Company hereby amends and restates the Plan for the purpose of complying with the final regulations promulgated under Code Section 409A, which become effective January 1, 2008.

ARTICLE 1. DEFINITIONS

1.1
Account means, collectively, the separate subaccount(s) established under the Plan and the Trust for each Participant. The term “Account” shall include the Cash Account and the Stock Account, except where the context indicates otherwise. The Company shall furnish each Participant with a statement of his or her Account balances at least annually.

1.2	Beneficiary means the beneficiary designated by the Participant to receive the Participant’s deferred compensation benefits in the event of his or her death.

1.3	Board of Directors means the Board of Directors of the Company.

1.4	Cash Account means the separate account established under the Plan for each Participant who elects to defer Fees in a form other than Stock.

1.5
Change in Control means the occurrence of any of the following, limited to the extent any such occurrence is consistent with the definition of a “change in ownership,” “change in effective control,” “change in the ownership of a substantial portion of a corporation’s assets” or similar event described in Code Section 409A or the Regulations:

(a)
when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (“Exchange Act”) (other than the Company, a Subsidiary or a Company benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, where such person’s beneficial ownership of the Company’s securities was not initiated by the Company or approved by the Board of Directors; or

(b)
the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, where such merger was not initiated by the Company and in which the Company is not the surviving parent entity; or

(c)
a change in the composition of the Board of Directors during any 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

1.6	Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any Code section shall include any successor or comparable provision of the Code or application Regulations.

1.7	Committee means the Compensation Committee of the Board of Directors, or any other committee designated by the Board of Directors to administer the Plan in accordance with Article 8.

1.8
Company means Building Materials Holding Corporation, a Delaware Corporation, any successor organization thereto, and any corporation or other entity that must be aggregated with Building Materials Holding Corporation pursuant to the Code or Regulations.

1.9	Company Contributions means the Company’s discretionary contribution, if any, pursuant to Section 3.1(b).

1.10	Compensation means any and all Fees payable or Stock issuable to Participants for Service rendered.

1.11
Deferral refers to a Participant’s legally binding right during a Plan Year to compensation that, pursuant to the terms of the Plan and in compliance with Code Section 409A and the Regulations, is payable to (or on behalf of) the Participant in a later Plan Year. If an attempted Deferral does not comply with the term of the Plan, Code Section 409A or the Regulation, the Committee may, in its sole discretion, reform or reject the attempted Deferral to avoid the violation of Code Section 409A by the Participant or the Plan.

1.12	Disability means—

(a)
the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

Deferred Compensation Plan for Directors

(b)
by reason of suffering from any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.13	Effective Date of this amendment and restatement means January 1, 2005, except as otherwise specified.

1.14	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.15	Fees means cash amounts payable to Participants for Service rendered.

1.16
Hardship refers to a payment made on account of an unforeseeable immediate and heavy financial need of the Participant and that is necessary to satisfy that financial need in accordance with the following.

(a)
Amount. The amounts distributed with respect to an emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b)
Circumstances. Whether a Participant has an immediate and heavy financial need shall be determined by the Committee based on all relevant facts and circumstances, and shall refer to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.17	Liquidation means any liquidation or dissolution of the Company taxed under Code Section 331 or with approval of a bankruptcy court pursuant to United States Code Title 11, Section 503(b)(1)(A).

1.18
Participant means any individual who is (a) a member of the Board of Directors who is not an employee of the Company, or (b) providing management consultation to the Company in his or her capacity as an independent contractor, and who is designated by the Company to be entitled to defer compensation pursuant to the Plan, or (c) an individual who previously satisfied the conditions of this section and has an Account under the Plan. The term “Participant” includes a Participant’s Beneficiary where the context so requires.

1.19	Plan means the Building Materials Holding Corporation 2005 Deferred Compensation Plan for Directors, as amended from time to time.

Deferred Compensation Plan for Directors

1.20	Plan Year means the year beginning each January 1 and ending December 31.

1.21	Regulations means the rules, regulations, interpretations and procedures promulgated under Code Section 409A and other relevant sections of the Code, as modified from time to time.

1.22
Separation from Service of a director or independent contractor of the Company has occurred when the Company and the individual reasonably anticipate that no services (as a director, independent contractor or employee) in excess of 49% of the average level of services performed over the immediately preceding 12 months will be performed after that date, regardless of the reason (other than death) for the reduction in services; provided that a “Separation from Service” shall not occur if a Participant is on bona fide leave of absence of up to 6 months and, if longer, has a contractually or statutorily protected right of reemployment. “Separation from Service” shall be interpreted in accordance with the meaning of “separation from service” or similar term under Code Section 409A and the Regulations.

1.23	Service means the Participant’s service with the Company that is not interrupted or terminated based on the facts and circumstances.

1.24	Stock means the Common Stock issuable by the Company to Participants for Service rendered.

1.25	Trust or Trust Agreement means the Trust Agreement applicable to the Plan, as amended from time to time, entered into between the Company and the Trustee to carry out the provisions of the Plan.

1.26	Trust Fund means the cash and other assets and/or properties held and administered by Trustee, other than Stock, pursuant to the Trust to carry out the provisions of the Plan.

1.27	Trustee means the designated Trustee acting at any time under the Trust.

ARTICLE 2. ELIGIBILITY

2.1	Eligibility Requirements. Eligibility to participate in the Plan shall be limited to the Participants of the Company who—

(a)	are classified as non-employee directors or independent contractors,

(b)	have been selected by the Committee to participate in the Plan; and

(c)
execute a participation agreement in such form and according to such procedures as determined by the Committee or receive an acknowledgement permitting a Participant to participate in the Plan according to such terms as specified by the Committee.

Deferral of Compensation under the Plan shall not commence until the Participant has complied with the election procedures set forth in Article 3. Nothing in the Plan or in the Acknowledgment should be construed to require any contributions to the Plan on behalf of the Participant by the Company.

Deferred Compensation Plan for Directors

2.2
Lapse of Eligibility. In the event the Committee determines, in its sole discretion, that any Participant shall no longer be eligible to participate in the Plan, or no longer qualifies as a member of a select group of management or highly compensated employees of the Company, then the Participant shall cease active participation in the Plan and all contributions made on the Participant’s behalf shall cease as of the date determined by the Committee.

ARTICLE 3. DEFERRED COMPENSATION

3.1	Deferral Elections.

(a)
Election to Defer Compensation. Each eligible Participant may elect to defer annually the receipt of a portion of the Fees and/or Stock for Service otherwise payable to him or her by the Company during each Plan Year or portion of a Plan Year that the Participant is in Service. Any Participant’s election to defer Compensation must satisfy the following conditions:

(1)
Newly Eligible Participants. A Participant who is elected as a director during a Plan Year shall have 30 days from the date of first becoming a Participant to submit the required election documents for the then-current Plan Year.

(2)
Plan Year Elections. Each other election must be made no later than the day prior to the beginning of the Plan Year during which the Compensation to be deferred is earned or such later date as may be permitted under Code Section 409A.

(3)	Minimum and Maximum Deferrals. The minimum annual Deferral amount to be withheld from Fees is $5,000. The minimum percentage of Stock that may be deferred annually is 100%.

(4)
Conditions of Election. Any Deferral election must be made in such form as required by the Committee, then completed by the Participant and delivered to the Company, together with all other documents required by the Committee. Each Deferral election shall be irrevocable with respect to any Compensation covered by the election, including Compensation payable in the Plan Year in which the election suspending or modifying the prior Deferral election is delivered to the Company.

(5)
Evergreen Election. Each election or discontinuance of an election will continue in force for each successive Plan Year until or unless suspended or modified by the filing of a new election with the Company by the Participant in accordance with subsection (a)(2).

(6)
Transition Period Elections. Deferral elections for the 2005 Plan Year shall be made no later than March 15, 2005. Prior to January 1, 2006, a Participant shall be permitted to terminate participation in the Plan or cancel a Deferral election for the 2005 Plan Year, causing the amounts subject to such termination or cancellation to be includible in the Participant’s current income.

Deferred Compensation Plan for Directors

(b)
Company Contributions. The Company shall not be obligated to make any other contribution to the Plan on behalf of any Participant at any time. The Company may make Company Contributions to the Plan on behalf of one or more the Participants. Company Contributions, if any, made to Participants’ Cash Accounts shall be determined in the sole and absolute discretion of the Company, and may be made without regard to whether the Participant to whose Cash Account such contribution is credited has made, or is making, Deferrals. The Company shall not be bound or obligated to apply any specific formula or basis for calculating the amount of any Company Contributions, and the Company shall have sole and absolute discretion as to the allocation of Company Contributions among Participants’ Cash Accounts. The use of any particular formula or basis for making a Company Contribution in one year shall not bind or obligate the Company to use such formula or basis in any other year.

(c)
Accounts. Fees deferred by a Participant shall be credited to the Stock Account or the Cash Account as elected by the Participant. Deferral elections must specify, in increments of 25% of the deferred Fees covered by the election, the percentages to be allocated between the Stock Account and the Cash Account. Elections shall be irrevocable and applied on a consistent basis for the Plan Year; no transfers between the Stock Account and the Cash Account shall be permitted. No special fund shall be established nor shall any notes or securities be issued by the Company with respect to a Participant’s Accounts.

(1)	Fees. The credit for deferred Fees shall be entered on the Company’s books of account each quarter at the time that Fees are paid to other directors who do not elect to defer the payment of such Fees.

(2)
Stock. The number of shares of Stock deferred by a Participant shall be credited to the Stock Account, including fractional shares. The credit for deferred Stock shall be entered on the Company’s books of account as soon as practicable after the Company’s annual shareholders’ meeting of the year subject to the Deferral. With respect to Fees deferred to a Participant’s Stock Account, the Stock Account shall be credited with a number of shares equal to the deferred Fees divided by the fair market value of the shares. Dividends payable on Stock may be used to purchase additional Stock, as determined in the sole discretion of the Trustee.

3.2
Vesting. All Deferrals elected by the Participant from Fees or Stock shall be fully vested at all times. Notwithstanding any provision of the Plan to the contrary, Company Contributions, if any, may be subject to a substantial risk of forfeiture in accordance with the terms of a vesting schedule, which may be determined by the Company in its sole discretion.

ARTICLE 4. PAYMENT OF DEFERRED COMPENSATION

4.1	Election of Timing of Payment.

(a)
Affirmative Election. Each Participant who makes a Deferral election for a Plan Year under Section 3.1 shall submit an election of the timing of payment applicable to that Deferral. Any Participant’s election of the timing of payment must satisfy the following conditions:

Deferred Compensation Plan for Directors

(1)	Newly Eligible Participants. A Participant shall have 30 days from the date of first becoming a Participant to submit the required election for the then-current Plan Year.

(2)
Plan Year Elections. Each other election must be made no later than the day prior to the beginning of the Plan Year during which the Eligible Compensation to be deferred is earned or such later date as may be permitted under Code Section 409A.

(3)
Transition Period Elections. On or before December 31, 2008, a Participant shall be permitted to revoke or revise his designated time of payment in accordance with the procedures established by the Committee. The revised election shall designate a time of payment described in subsection (b) according to procedures established by the Committee, provided that no change in the timing of payment shall result in acceleration of any payment to the year in which the revised election is made or delay of any payment otherwise payable in the year in which the election is made.

(b)	Timing. Participants may choose among the following times for payment in accordance with the procedures established by the Committee:

(1)	upon the Participant’s reaching a specified age,

(2)	upon the Participant’s Separation from Service, or

(3)	upon either—

(A)	the earlier to occur of the events in subsections (b)(1) and (b)(2), or

(B)	the later to occur of the events in subsections (b)(1) and (b)(2).

Notwithstanding any provision to the contrary, a Participant may choose a specific date as the time of payment, or as an alternate time of payment if the election specifies “the earlier of” or “the later of” the specific date and another permissible event (e.g., specified age or Separation from Service), at such times and in accordance with the procedures established by the Committee

(c)
Default Elections. In the event the Participant fails properly to designate the timing of payment, subject to a subsequent election made under Section 4.3, such amounts shall be payable upon the Participant’s Separation from Service.

(d)	Other Payment Events. Notwithstanding the Participant’s elected timing of payment, the Company shall commence payment upon the earliest to occur of the following events:

(1)	the Participant’s Hardship as provided in Section 4.4;

Deferred Compensation Plan for Directors

(2)	a Change in Control of the Company as provided in Section 4.5;

(3)	the Participant’s Disability, as determined by the Committee in its sole discretion, according to the Participant’s elected method of payment; or

(4)	the Participant’s death, according to the Participant’s elected method of payment.

4.2	Election of Method of Payment.

(a)
Affirmative Election. Each Participant who makes a Deferral election for a Plan Year under Section 3.1 shall submit an election of the method of payment applicable to that Deferral. Any Participant’s election of the timing of payment must satisfy the following conditions:

(1)	Newly Eligible Participants. A Participant shall have 30 days from the date of first becoming a Participant to submit the required election for the then-current Plan Year.

(2)
Plan Year Elections. Each other election must be made no later than the day prior to the beginning of the Plan Year during which the Eligible Compensation to be deferred is earned or such later date as may be permitted under Code Section 409A.

(3)
Transition Period Elections. On or before December 31, 2008, a Participant shall be permitted to revoke or revise his designated method of payment in accordance with the procedures established by the Committee. The revised election shall designate a method of payment described in subsection (b) according to procedures established by the Committee, provided that no change in the method of payment shall result in acceleration of any payment to the year in which the revised election is made or delay of any payment otherwise payable in the year in which the election is made.

(b)	Methods. Participants may choose among the following methods of payment in accordance with the procedures established by the Committee:

(1)	with respect to cash amounts—

(A)	a single lump sum payment,

(B)	monthly installments over a designated period of 60 months, which installments shall each be treated as a separate payment, subject to the procedures established under Section 4.3, or

(C)	monthly installments over a designated period of 120 months, which installments shall each be treated as a separate payment, subject to the procedures established under Section 4.3; and

(2)	with respect to Stock—

Deferred Compensation Plan for Directors

(A)	a single lump sum issuance, or

(B)	annual installments over a designated period of 5 years, which installments shall each be treated as a separate payment, subject to the procedures established under Section 4.3.

(c)
Default Elections. In the event the Participant fails properly to designate the method of payment, subject to a subsequent election made under Section 4.3, such amounts shall be payable in the form of a lump sum.

4.3
Subsequent Elections. Subject to Sections 4.1, 4.2, 4.9 and 4.10, a Participant may not accelerate the timing or method of any payment under the Plan, except as provided in the Regulations. Any change to an election regarding the timing or method of payment must satisfy the following conditions:

(a)	the subsequent election to delay a payment must be made no later than 12 months prior to the date of the first scheduled payment; and

(b)	the first payment must be deferred for a period of at least 5 years from the date the payment would otherwise have been made.

In the case of a subsequent election to change the timing of monthly installments, each subsequent election will apply to the installments to be made over a 12-month period, starting with the first installment designated by the Participant’s subsequent election.

If such subsequent election does not satisfy the conditions specified in this section, the prior election shall be used to determine the method and timing of payment. The last effective election accepted and acknowledged by the Committee shall govern the payment of the applicable portion of the Participant’s Account. Elections under this subsection will not affect the method or timing of payments made on account of Hardship, Disability or death except as otherwise provided in this article.

4.4
Payment upon Hardship. A Participant may apply for payment from his or her Account to the extent that the Participant demonstrates to the reasonable satisfaction of the Committee that he or she needs the specified funds due to Hardship. The Committee may deny or approve all or any portion of a payment upon Hardship upon terms permitted under the Code and Regulations, as determined in its sole discretion.

4.5	Payment Following a Change in Control.

(a)
Payment Following a Change in Control. Notwithstanding any other provisions of the Plan, in the event a Participant has not experienced an elected payment event at the time of a Change in Control, then the Participant shall be entitled to receive payment of his or her Account balance in a lump sum payment within 30 days of a Change in Control.

(b)
Payments Commenced. Following a Change in Control, any Participant (or Beneficiary thereof) already receiving payments under the Plan shall continue to receive the balance of the Participant’s Account paid according to the method elected by the Participant, subject to the acceleration of payment pursuant to a termination and liquidation of the Plan pursuant to Section 4.9(e).

Deferred Compensation Plan for Directors

4.6
Payment upon Death. Upon a Participant’s death, the Participant’s Beneficiary will be entitled to receive the balance of the future payments of the Participant’s Account according to the method of payment elected by the Participant. If the Participant has received all of the scheduled payments prior to his or her death, no further benefits shall be due under the Plan.

4.7
Designation of Beneficiary. The Participant may designate a Beneficiary or Beneficiaries to receive any amount due hereunder by the Participant by written notice thereof to the Company at any time prior to his or her death and may revoke or change the Beneficiary so designated without the Beneficiary’s consent by written notice delivered to Company at any time and from time to time prior to the Participant’s death. If the Participant is married and a resident of a community property state, one half of any amount due under the Plan which is the result of an amount contributed to the Plan during the Participant’s marriage is the community property of the Participant’s spouse and the Participant may designate a Beneficiary or Beneficiaries to receive only the Participant’s one-half interest. If the Participant shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him or her, then such amount shall be paid to his or her estate. To be effective, Beneficiary designations must be completed according to procedures established by the Committee.

4.8
Administration of Payments. Payment of the lump sum or the first of a series of installments shall be made or commence within 90 days following the date of the payment event or identification of the Beneficiary, if later, as applicable, but in no event later than the end of the 2½ month period following the Plan Year in which occurs the payment event. Subsequent installments, if any, shall be made on the first day of each month following the first installment as determined by the Company. The amount of each installment shall be calculated by dividing the Account balance as of the date of the payment by the number of installments remaining pursuant to the Participant’s payment election.

4.9
Permitted Acceleration of Payments. To the extent permitted by Code Section 409A and the Regulations, the Company shall commence or accelerate payment to Participant, Participant’s Beneficiary or other appropriate payee the portion of Participant’s Account authorized for payment in accordance with Code Section 409A and the Regulations, including the following:

(a)	amounts payable to an individual other than the Participant to the extent necessary to fulfill a domestic relations order approved by the Committee in its sole discretion;

(b)
de minimis cashout payments that result in the termination of the entirety of a Participant’s interest in the Plan, a Deferred Compensation Plan maintained by the Company and any other arrangement that is aggregated with the Plan under the Regulations, if the payment is not greater than the dollar amount applicable under Code Section 402(g)(1)(B) ($15,500 in 2007);

Deferred Compensation Plan for Directors

(c)
payment to Participant to pay the Federal Insurance Contributions Act tax imposed under Code Section 3101 and 3121(v)(2) on Eligible Compensation deferred under the Plan, grossed up as permitted under the Regulations;

(d)
in the event the Plan with respect to that Participant fails to meet the requirements of Code Section 409A and the Regulations, payment to Participant in an amount not to exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Regulations;

(e)
payment upon termination and liquidation of the Plan within 12 months following a Liquidation, provided that payment is included in the Participant’s income in the tax year in which occurs the latest of the Plan termination, lapse of any substantial risk of forfeiture, or payment becomes administratively practicable;

(f)
payment upon termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within 30 days preceding or 12 months following a Change in Control, provided that any other arrangement that is aggregated with the Plan under the Regulations is also terminated and liquidated with respect to each Participant that experienced the Change in Control; and

(g)
payment upon termination and liquidation of the Plan, provided that (i) Plan termination and liquidation does not occur proximate to a downturn in the Company’s financial health, (ii) any other arrangement that is aggregated with the Plan under the Regulations is also terminated and liquidated with respect to each Participant that experienced the Change in Control, (iii) no Plan liquidation payments are made within 12 months following the date the Company takes all necessary irrevocable action to terminate and liquidate the Plan (the “termination date”) (other than payments payable for reasons other than Plan liquidation), (iv) all payments are made within 24 months of the termination date; and (v) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan if the same Participant participated in both plans, at any time within 3 years following the termination date.

4.10
Permitted Delay of Payments. To the extent permitted by Code Section 409A and the Regulations, the Company shall delay payment to Participant, Participant’s Beneficiary or other appropriate payee the portion of Participant’s vested Plan Benefit authorized for payment—

(a)	to the extent that the Committee reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m);

(b)	to the extent that the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; or

(c)	upon such other events and conditions as may be permitted under the Code and the Regulations;

Deferred Compensation Plan for Directors

provided that the payment shall be made at the earliest date at which the Committee reasonably anticipates that the applicable circumstance specified above is of no further force or effect.

ARTICLE 5. TRUST AND INVESTMENT

5.1
Accounts. The Company shall establish separate Accounts for each Participant who participates in the Plan. No special fund shall be established nor shall any note or security be issued by the Company with respect to a Participant’s Accounts.

5.2
Participants’ Rights Unsecured. The right of the Participant or his or her Beneficiary to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her Beneficiary shall have any rights in or against any amount credited to his or her Cash Account or Stock Account or any other specific assets of the Company, except as otherwise provided in the Trust. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Plan and the Company or any other person.

5.3
Trust Agreement. The Company may establish the Trust for the purpose of retaining assets set aside by the Company pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid solely from the Company’s general funds, and any benefits paid from the Trust shall be credited against and reduced by a corresponding amount the Company’s liability to the Participants under the Plan. No special or separate fund, other than the Trust Agreement, shall be established and no other segregation of assets shall be made to assure the payment of any benefits hereunder. All Trust Funds shall be subject to the claims of general creditors of the Company in the event the Company is insolvent (as that term is defined in the Trust Agreement). The obligations of the Company to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Participants shall have no greater rights than general creditors of the Company. Trust assets shall not, at any time, be located outside of the United States or be transferred outside of the United States, whether or not such assets are available to satisfy claims of general creditors.

5.4
Crediting and Debiting of Account. In accordance with and subject to the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

(a)
Measurement Funds. The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates or other methods (the “measurement funds”) for purposes of crediting or debiting additional amounts to Participants’ Account. The Committee may discontinue, substitute or add a measurement fund; provided however, that (1) any decision to retain, discontinue or substitute a measurement fund shall be made in good faith, and (2) there shall at all times be a minimum of 4 measurement funds of materially different risk and return characteristics.

Deferred Compensation Plan for Directors

(b)
Election of Measurement Funds. A Participant shall elect, according to procedures establish by the Committee, one or more measurement fund(s) to be used to determine the amounts to be credited or debited to his or her Account. If a Participant does not elect any of the measurement funds as described in the previous sentence, the Participant’s Account Balance may automatically be allocated into a default measurement fund which is selected by the Committee. A Participant may elect to change his or her measurement funds and/or allocations among measurement funds from time to time according to procedures established by the Committee. Each election shall be implemented according to procedures established by the Committee and shall continue thereafter for each subsequent day in which the Participant has an Account. The Committee may, in its sole discretion, determine that an election is void, shall not be applied or shall be substituted with the Trustee’s choice of measurement funds. The Committee may also provide that a change shall not take effect for a specified period of time following the Committee’s receipt of such an election.

(c)
Crediting or Debiting Method. The performance of each elected measurement fund (either positive or negative) will be determined by the Committee based on the performance of the measurement funds themselves. A Participant’s Account shall be credited or debited not less frequently than on a monthly basis based on the performance of each selected measurement fund for the corresponding period of time.

(d)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the measurement funds are to be used for measurement purposes only, and a Participant’s election of any such measurement fund, the allocation of his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such measurement fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the investments on which the measurement funds are based, no Participant shall have any rights in or to such investments themselves.

5.5
Voting of Stock Held in Stock Accounts. At the time of mailing of notice of each annual or special stockholders’ meeting of the Company, the Company shall send a copy of the notice and all proxy solicitation materials to each Participant who has Stock held in a Stock Account, together with a voting direction form for return to the proxy holder or its designee. The Participant shall have the right to direct the proxy holder as to the manner in which the proxy holder is to vote the Stock credited to the Participant’s Stock Account. The Trustee, in its sole discretion, shall have the right to vote shares for which it has received no directions from the Participant. With respect to all rights other than the right to vote, the Company shall follow the directions of the Committee.

Deferred Compensation Plan for Directors

ARTICLE 6. AMENDMENT AND TERMINATION

6.1
Amendment. The Committee shall have the right to amend the Plan at any time and from time to time, including by retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants, except as otherwise provided in such amendment; provided, however, that said amendment shall not adversely affect benefits previously accrued to the affected Participant without the Participant’s written approval. Benefits accruing to a Participant pursuant to any employment agreement in effect between the Company and the Participant that entitles the Participant to participate in and to certain rights under the Plan shall not be affected by an amendment of the Plan except as required by Code Section 409A and the Regulations.

6.2
Termination. The Committee shall have the right to terminate and liquidate the Plan to the fullest extent permitted by Code Section 409A, including (a) termination of the Plan within 12 months following a Liquidation, or (b) within 30 days preceding or 12 months following a Change in Control, provided that such termination following a Change in Control shall not result in a diminution of benefits accrued under the Plan, or (c) the termination covers all arrangements sponsored by the Company that would be aggregated with the Plan and cover any Participant of the Plan, the termination does not occur proximate to a downturn in the financial health of the Company, and payments are made after 12 months, but within 24 months, following the termination.

ARTICLE 7. ADMINISTRATION

7.1
Administration. The Committee shall administer and interpret the Plan in accordance with the provisions of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under the Plan. To the extent required to avoid penalties, the Committee intends to interpret and operate the Plan in all respects in compliance with Code Section 409A and the Regulations.

7.2
Applying for Benefits. The following claims procedures are generally applicable to claims filed under the Plan. To the extent required by law and to the extent the Committee is ruling on a claim for benefits on account of a disability, the Plan will follow, with respect to that claim, claims procedures required by law for plans providing disability benefits.

(a)	General Procedures. Subject to the provisions of subsection (b), the following procedures shall apply in the determination of claims under the Plan.

(1)
Filing a Claim. All applications and claims for benefits shall be filed in writing by the Participant, his or her Beneficiary, or the authorized representative of the claimant, by completing the procedures required by the Committee. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

(2)
Review of Claim. The Committee shall review all applications and claims for benefits and shall decide whether to approve or deny the claim in whole or in part. If a claim is denied in whole or in part, the Committee shall provide written notice of denial to the claimant within a reasonable period of time no later than 90 days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension is required, the Committee shall notify the claimant in writing (including by electronic media) by the end of the initial 90-day period and indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision on the claim. The extension shall not exceed an additional 90 days. The notice of denial shall be written (including in electronic media) in a manner calculated to be understood by the claimant and shall include the following:

Deferred Compensation Plan for Directors

(A)	specific reasons for the denial;

(B)	specific references to pertinent Plan provisions;

(C)	description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(D)
appropriate information as to the steps the claimant should take if he or she wishes to submit the denied claim for review, including any applicable time limits and including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denied claim on review.

(3)
Appealing a Claims Denial. If the claimant wishes a review of the denied claim, he or she shall notify the Committee in writing within 60 days of the claimant’s receipt of notification of the denied claim. The claimant or the claimant’s representative may review pertinent Plan documents and may submit issues or comments to the Committee in writing. The claimant or the claimant’s representative may provide the Committee with a written statement of the claimant’s position and with written materials in support of his or her position, including documents, records and other information relating to the claim. The claimant or the claimant’s representative may have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be considered relevant to the claim if such document, record or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, or (C) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(4)
Review of Appeal. The Committee shall forward all requests for review of a denied claim together with all associated documents to the Chairman of the Committee promptly after receipt. The Committee shall make its decision on review solely on the basis of the written record, including documents and written materials submitted by the claimant and/or the claimant’s representative. The Committee shall make a decision on review within a reasonable period of time, not later than 60 days after the Committee receives the claimant’s written request for review unless special circumstances require additional time for review of the claim. If the Committee needs an extension of time to review the claim, it shall notify the claimant in writing before the end of the initial 60-day period, and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review. The extension shall not be longer than an additional 60 days. The decision on review will be written in a manner calculated to be understood by the claimant. If the claim is denied, the written noticed shall include specific reasons for the decision as well as specific references to pertinent Plan provisions on which the decision is based, a statement of the claimant’s right to bring an action under ERISA Section 502(a) and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, with “relevant” defined as provided in the previous subsection.

Deferred Compensation Plan for Directors

(b)
Determination of Disability. To the extent the Committee is determining a claims for benefits under the Plan on account of a Disability, the above procedures shall be modified as necessary to comply with ERISA Section 503 and Department of Labor Regulations Section 2560.503-1(d).

7.3
Liability of Committee; Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own bad faith or willful misconduct. The Committee may employ legal counsel, consultants, actuaries and agents as they may deem desirable in the administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent. The Committee shall provide for the keeping of detailed written minutes of its actions hereunder, which shall be reviewed by the legal counsel or the consultant engaged by the Committee prior to their finalization.

7.4
Expenses. The costs of the establishment of the Plan and the adoption of the Plan by the Company, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of administering the Plan shall be borne by the Trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the Trust for any tax liability of the Company associated with the investment of assets by the Trust. All taxes associated with participation in the Plan, including any tax liability under Code Section 409A, shall be borne by the Participant.

ARTICLE 8. GENERAL AND MISCELLANEOUS

8.1
Rights Against the Company. Except as expressly provided by the Plan, the establishment of the Plan shall not be construed as giving to any Participant or to any person whomsoever, any legal, equitable or other rights against the Company, or against its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets, business or shares of the Company stock or giving any Participant the right to continue rendering services to or for the benefit of the Company. The services of any Participant shall be subject to termination (with or without cause) to the same extent they would have been if the Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company. Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to continue rendering services to or for the benefit of the Company or as affecting the right of the Company to dismiss any Participant. Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any Participant benefit plan or other arrangement of the Company for the benefit of its Participants.

Deferred Compensation Plan for Directors

8.2
Assignment or Transfer. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

8.3
Severability. If any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

8.4
Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

8.5
Governing Law. The validity and effect of the Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware unless superseded by federal law, which shall govern correspondingly.

8.6
Payment Due to Incompetence. If the Committee receives evidence that a Participant or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or trust which has been legally appointed by the courts or to any other person determined by the Company to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper. Any such payment shall be in complete discharge of the Company’s obligations under the Plan.

8.7
Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon Participant or his or her Beneficiary, which are required to be paid or withheld by the Company. The determination of the Company regarding applicable income and tax withholding requirements shall be final and binding on Participant.

8.8
Insurance. In the event that any Participant elects, in his or her discretion, to independently purchase an insurance policy covering the inability of the Plan or the Trust to make any payments to which Participant is entitled under the Plan or the Trust, the Company shall use its best efforts to facilitate the payment by Participant of any applicable excise taxes which become due as the result of the payment of premiums under such policy. Nothing contained herein shall be construed as an endorsement by the Company of the purchase of such a policy or a recommendation by the Company that the purchase of such a policy is necessary or desirable as the result of Participant’s participation in the Plan. In the event that such insurance would result in adverse tax consequences to the Participant, the Participant shall terminate such insurance.

Deferred Compensation Plan for Directors

8.9
Attorney’s Fees. The Company shall pay the reasonable attorney’s fees incurred by any Participant in an action brought against the Company to enforce the Participant’s rights under the Plan, provided that such fees shall only be payable in the event that the Participant prevails in such action.

8.10
Plan Binding on Successors and Assignees. The Plan shall be binding upon and inure to the benefit of the Company and its successor and assigns and the Participant and the Participant’s designee and estate.

Deferred Compensation Plan for Directors

Acknowledgment

The undersigned Participant hereby acknowledges that the Company has selected him or her as a participant in the Building Materials Holding Corporation 2005 Deferred Compensation Plan for Directors, as amended from time to time, subject to all terms and conditions of the Plan, a copy of which has been received, read, and understood by the Participant in conjunction with executing this Acknowledgment. The Participant acknowledges that he or she has had satisfactory opportunity to ask questions regarding his or her participation in the Plan and has received satisfactory answers to any questions asked. The Participant also acknowledges that he or she has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of participation in the Plan. The Participant understands that his or her participation in the Plan shall not begin until this Acknowledgment has been signed by the Participant and returned to the Company.

Building Materials Holding Corporation	Participant

By: __________________________________________	Signature: ______________________________________

Title: _________________________________________	Name: _________________________________________

Date: _________________________________________	Date: __________________________________________

Deferred Compensation Plan for Directors